Exhibit 99.1

U.S. PHYSICAL THERAPY, INC.
2025 OBJECTIVE LONG-TERM INCENTIVE PLAN
FOR SENIOR MANAGEMENT
(“OBJECTIVE LTIP”)

Purpose: To incentivize and retain Executives eligible for this Objective LTIP, to achieve certain corporate earnings criteria and reward Executives when such criteria are achieved, and to align the long-term interests of Executives and shareholders of USPH by compensating the Executives in shares of USPH stock that vest over time, thereby increasing the Executives' equity interest in USPH.

Effective Date: The effective date of this Objective LTIP and the establishment of performance goals and formula for the amount payable hereunder is March 26, 2025.

Eligibility: The Executives of USPH eligible for this Objective LTIP are the Chief Executive Officer (“CEO”), the President and Chief Operating Officer - East (“President”), the Chief Financial Officer (“CFO”), the General Counsel (“EVP”), and the Chief Operating Officer - West (“COO West”). Terms not defined herein shall have the meaning of such term as defined in the U.S. Physical Therapy, Inc. 2003 Stock Incentive Plan (as amended) (the “2003 Plan”).

Vesting and Other Terms and Provisions: Under this Objective LTIP, Executives have an opportunity to receive Restricted Stock Awards (“RSAs”) under the 2003 Plan, to be granted by the Compensation Committee of the Board of Directors of USPH (as the term “Committee” is defined in Section 1.8 of the 2003 Plan) in the first quarter of 2026. The Executive must be employed by USPH or its affiliates from the Effective Date through the date of the grant to receive an RSA. All RSAs shall be granted subject to the terms of the 2003 Plan and the specific terms and conditions (including without limitation, restrictions in transfer and substantial risk of forfeiture) as determined by the Compensation Committee in its sole discretion. RSAs that are granted under this Objective LTIP will vest evenly over 16 quarters, beginning May 20, 2026 and thereafter on August 20, November 20 and March 6, with final vesting on March 6, 2030, subject to acceleration of vesting in the Committee's sole discretion and based on the occurrence of certain events, as more specifically defined in the applicable Restricted Stock Agreement between the Executive and USPH and/or in the Executive's employment agreement with USPH.

Administration: The Compensation Committee has authority to administer this Objective LTIP, grant awards and decide all questions of interpretation. The Compensation Committee shall set out the vesting and other terms of an RSA in writing. The Compensation Committee's determinations and interpretations under this Objective LTIP shall be final.

Objective Goals And Amounts That May Be Awarded: The maximum amount of RSAs that may be granted under this this Objective LTIP based on achievement of the performance goals relating to 2025 are as follows: CEO = up to 12,500 shares; President  = up to 7,500 shares; CFO = up to 5,000 shares; COO - West = up to 5,000 shares and EVP = up to 5,000 shares. The percentage of the maximum amount of RSAs awarded under this Objective LTIP shall be based on the Company’s Adjusted EBITDA (as defined herein) for 2025 at or above one of the three specified levels: Threshold, Target and Maximum percentage levels corresponding with varying Adjusted EBITDA performance.  The percentage of payout applicable for performance in between two levels shall be proportionately adjusted to correspond with such level of performance.

Award Grant Date:  Any RSAs granted under this program shall be granted under the 2003 Plan in the first quarter of 2026 after the Compensation Committee determines the amount, if any, of the RSAs to be granted to each Participant. In addition, RSAs shall be granted only if the participant remains employed by USPH (or its affiliates) continuously from the Effective Date through the date of the grant of the RSA. All RSAs shall be granted in writing and subject to the terms of the 2003 Plan and the specific terms and conditions (including without limitation, restrictions in transfer and substantial risk of forfeiture) as determined by the Compensation Committee in its sole discretion. RSAs that are granted under this Objective LTIP will vest evenly over 16 quarters, beginning May 20, 2026 and thereafter on August 20, November 20 and March 6, with final vesting on March 6, 2030, subject to acceleration of vesting based on the occurrence of certain events, as more specifically defined in the applicable Restricted Stock Agreement between the Executive and USPH and/or in the Executive's employment agreement with USPH.

2025 Performance Goals Adjusted EBITDA		Objective Amount of Shares
Threshold	$88,000,0000	30.0%
Target	$91,453,325	62.0%
Maximum	$95,000,000	100.0%

Adjusted EBITDA is defined as net income attributable to USPH shareholders before interest income, interest expense, taxes, depreciation, and amortization, changes in revaluation of put-right liability, equity-based awards compensation expense, any impairment charges and other extraordinary or unusual items, and related portion for non-controlling interests.